                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14a INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/X/ Definitive Proxy Statement               / / Confidential, for Use of the
                                                 Commission Only (as permitted
/ / Definitive Additional Materials              by Rule 14a-6(e)(2))

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             EMERSON ELECTRIC CO.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

    /X/ No fee required.

    / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

--------------------------------------------------------------------------------

    (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTIONS APPLIES:

--------------------------------------------------------------------------------

    (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

--------------------------------------------------------------------------------

    (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

--------------------------------------------------------------------------------

    (5) TOTAL FEE PAID:

--------------------------------------------------------------------------------

    / / Fee paid previously with preliminary materials.

    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

    (3) Filing Party:

--------------------------------------------------------------------------------

    (4) Date Filed:

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



[LOGO]                  NOTICE OF ANNUAL MEETING OF THE

                                STOCKHOLDERS OF

                             EMERSON ELECTRIC CO.

                                                            St. Louis, Missouri

                                                               December 6, 1996


TO THE STOCKHOLDERS OF
  EMERSON ELECTRIC CO.:

    The Annual Meeting of the Stockholders of Emerson Electric Co. will be held at the office of the Company, 8000 West Florissant Avenue, St. Louis, Missouri on Tuesday, February 4, 1997, commencing at 10:00 a.m., at which meeting only holders of the common stock of record at the close of business on November 26, 1996, will be entitled to vote, for the following purposes:

        1. To elect five directors;

        2. To vote upon a proposal to approve the amendment of Article 4 of the Restated Articles of Incorporation to increase the authorized common stock from 400 million shares to 1,200 million shares and to decrease the par value from $1 per share to $.50 per share;

        3. To vote upon a proposal to approve the 1997 Incentive Shares Plan;
           and

        4. To transact such other and further business, if any, as lawfully may be brought before the meeting.

                                             EMERSON ELECTRIC CO.

                                    By       /s/ Charles F. Knight

                                                Chairman of the Board


/s/ W. Wayne Withers
Secretary

    EVEN THOUGH YOU MAY PLAN TO ATTEND THE MEETING IN PERSON, PLEASE EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY. SHOULD YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE.

                             EMERSON ELECTRIC CO.

            8000 WEST FLORISSANT AVENUE, ST. LOUIS, MISSOURI 63136


                                PROXY STATEMENT

        FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 1997


    This proxy statement is furnished to the stockholders of Emerson Electric Co. in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held February 4, 1997, and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed form of proxy are first being mailed to stockholders on or about December 6, 1996.


    Whether or not you expect to be personally present at the meeting, you are requested to fill in, sign, date and return the enclosed form of proxy. Any person giving such proxy has the right to revoke it at any time before it is voted by giving notice to the Secretary of the Company. All shares represented by duly executed proxies in the accompanying form will be voted unless proxies are revoked prior to the voting thereof.


    The close of business on November 26, 1996, has been fixed as the record date for the determination of stockholders entitled to vote at the Annual Meeting of Stockholders. As of the record date, there were outstanding and entitled to be voted at such meeting 223,921,844, shares of common stock.
The holders of the common stock will be entitled to one vote for each share of common stock held of record on the record date.


    A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 30, 1996 accompanies this proxy statement.

    The solicitation of this proxy is made by the Board of Directors of the Company. The solicitation will be by mail and the expense thereof will be paid by the Company. The Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at an estimated cost of $12,000 plus expenses. In addition, solicitation of proxies may be made by telephone or telegram by directors, officers or regular employees of the Company.

                           I. ELECTION OF DIRECTORS

NOMINEES AND CONTINUING DIRECTORS

    The Board of Directors is divided into three classes, with the terms of office of each class ending in successive years. Five directors of the Company are to be elected for terms ending at the Annual Meeting in 2000, or until their respective successors have been elected and have qualified. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend.

                                                                                                      SHARES OF
                                                                                                       EMERSON
                                                                                     SERVED AS       COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                              DIRECTOR        BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                               SINCE       OWNED<F1><F2><F3>
                        --------------------------------                             ---------     -----------------

NOMINEES FOR TERMS ENDING IN 2000
L. L. Browning, Jr., 67.........................................................        1969          246,107
  Former Vice Chairman of Emerson
  He is also a Director of Star Banc Corp.

A. A. Busch III, 59.............................................................        1985            3,197
  Chairman of the Board and President of Anheuser-Busch Companies, Inc.,
    brewery, container manufacturer, and theme park operator
  He is also a Director of General American Life Insurance Company, SBC
    Communications Inc.

                                       2

                                                                                                      SHARES OF
                                                                                                       EMERSON
                                                                                     SERVED AS       COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                              DIRECTOR        BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                               SINCE       OWNED<F1><F2><F3>
                        --------------------------------                             ---------     -----------------
R. B. Horton, 57................................................................        1987            1,178
  Chairman of Railtrack Group plc, which owns and operates the infrastructure formerly owned by British Railways, and Chairman of JKX Oil and Gas, a
    British company which operates in the former Soviet Union

G. A. Lodge, 64.................................................................        1974            3,497
  President of InnoCal Management, Inc., a venture capital management company

V. R. Loucks, Jr., 62...........................................................        1979<F4>        1,497
  Chairman and Chief Executive Officer of Baxter International Inc., a global manufacturer and marketer of health care products
  He is also a Director of Affymetrix, Inc., Anheuser-Busch Companies, Inc.,
    Coastcast Corp., Dun & Bradstreet Corporation, The Quaker Oats Company

TO CONTINUE IN OFFICE UNTIL 1999
D. C. Farrell, 63...............................................................        1989            1,497
  Chairman and Chief Executive Officer of The May Department Stores
    Company, operator of department stores
  He is also a Director of Ralston Purina Company

J. A. Frates, 76................................................................        1966           15,245
  Private investor

C. F. Knight, 60................................................................        1972          792,673
  Chairman of the Board, President and Chief Executive Officer of Emerson
  He is also a Director of Anheuser-Busch Companies, Inc., The British Petroleum
    Company p.l.c., International Business Machines Corp., SBC
    Communications Inc.

R. B. Loynd, 69.................................................................        1987            4,497
  Chairman of Furniture Brands International, Inc., manufacturer and marketer of furniture products.
  He is also a Director of Converse Inc., The Florsheim Shoe Company

R. W. Staley, 61................................................................        1987<F4>      105,391
  Vice Chairman-Asia Pacific of Emerson
  He is also a Director of ACE Limited

TO CONTINUE IN OFFICE UNTIL 1998

R. L. Ridgway, 61...............................................................        1995              852
  Former Assistant Secretary of State for Europe and Canada
  She is a Director of Bell Atlantic Corporation, The Boeing Company,
    Citicorp and Citibank, Minnesota Mining and Manufacturing Company,
    RJR Nabisco Holdings Corp., Sara Lee Corporation, Union Carbide
    Corporation

A. E. Suter, 61.................................................................        1989<F4>      111,873
  Senior Vice Chairman and Chief Operating Officer of Emerson
  He is also a Director of Boatmen's Bancshares, Inc.

W. M. Van Cleve, 67.............................................................        1984           14,833<F5>
  Partner of Bryan Cave LLP, lawyers

                                       3


                                                                                                      SHARES OF
                                                                                                       EMERSON
                                                                                     SERVED AS       COMMON STOCK
                        NAME, AGE, PRINCIPAL OCCUPATION                              DIRECTOR        BENEFICIALLY
                        OR POSITION, OTHER DIRECTORSHIPS                               SINCE       OWNED<F1><F2><F3>
                        --------------------------------                             ---------     -----------------
E. E. Whitacre, Jr., 55.........................................................        1990            1,697
  Chairman and Chief Executive Officer of SBC Communications Inc.,
    a diversified communications holding company
  He is also a Director of Anheuser-Busch Companies, Inc., Burlington Northern
    Santa Fe Corporation, The May Department Stores Company

E. F. Williams, Jr., 73.........................................................        1974           27,497<F6>
  Retired Chairman of the Board of Boatmen's Trust Company of St. Louis
  He is also an Advisory Director of AMR Corporation

All Directors and Executive Officers as a Group (17 persons)....................                    1,412,817<F7>

--------

<F1> Beneficial ownership of Emerson common stock is stated as of September 15,
     1996. The foregoing table includes all executive officers of the Company named in the Summary Compensation Table except W. J. Galvin and W. W. Withers, who beneficially owned 59,277 shares and 22,009 shares, respectively. Under rules of the Securities and Exchange Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities. Accordingly, shares owned separately by spouses are not included. Each person reflected in the table has both sole voting power and sole investment power with respect to the shares included in the table, except as described in the footnotes below and except as follows:
     (i) with respect to the following shares the person named has no investment power: Mr. Knight--167,000, Mr. Suter--41,429; Mr. Staley--31, 250; Mr. Galvin--30,000; Mr. Withers--10,000; and each non-employee director -- 297; and (ii) with respect to the following shares the person named has no voting power: Mr. Knight--3,633; Mr. Suter--4,061; Mr. Staley--4,699; Mr. Galvin--2,486; Mr. Withers--580; Mr. Van Cleve--336.

<F2> Includes the following shares which such persons have or will have within
     60 days after September 15, 1996, the right to acquire upon the exercise of employee stock options: Mr. Knight--46,835; Mr. Suter--24,003; Mr. Staley--12,000; Mr. Galvin--18,379; Mr. Withers--6,270.

<F3> No person reflected in the table owns more than .5% of the outstanding shares of Emerson common stock.

<F4> Mr. Staley previously served as a director of the Company from April 1978 to February 1982. Mr. Suter previously served as a director from February to June 1987. Mr. Loucks previously served as a director from April 1974 to December 1975.

<F5> Includes 6,000 shares held as co-trustee of three trusts and a charitable foundation, as to which Mr. Van Cleve shares voting and investment power and disclaims beneficial ownership.

<F6> Includes 21,000 shares held in trust as to which Mr. Williams shares voting and investment power and disclaims beneficial ownership.

<F7> Includes 107,487 shares of common stock which executive officers have, or will have within 60 days after September 15, 1996, the right to acquire upon exercise of employee stock options. Shares owned as a group represents .6% of the outstanding common stock of the Company. The shares issuable upon exercise of options were deemed to be outstanding for purposes of calculating the percentage of outstanding shares. The total includes 11,145 shares held in employee accounts under the Company's 401(k) savings plans, as to which employees have investment power only.

    Each of the nominees and continuing directors has had the same position or other executive positions with the same employer during the past five years, except as follows:

    Mr. Horton was an executive officer (Chairman since 1990) of The British Petroleum Company p.l.c., a producer, refiner and supplier of petrochemical products, until 1992. He has been Chairman of Railtrack Group plc since 1993.

    Mr. Lodge was Chief Executive Officer of LAR Management Corporation, a venture capital management company, until December 1994. Since April 1993 he has been President of InnoCal Management, Inc., also a venture capital management company.

    Ambassador Ridgway was Co-Chair of The Atlantic Council of the United States, a private foreign policy institute, from 1993-1996 and was President of the Council from 1989-1993. As a member of the Foreign Service she served as Assistant Secretary of State for European and Canadian Affairs (1985-1989), Ambassador to the German Democratic

Republic (1982-1985), Special Assistant to the Secretary of State (negotiations) (1981-1982), Counselor of the Department of State (1980-1981), Ambassador to Finland (1977-1980), and Ambassador for Oceans and Fisheries Affairs (1976-1977).

CERTAIN BUSINESS RELATIONSHIPS

    Mr. Van Cleve is a partner and former Chairman of the law firm of Bryan Cave LLP, which firm the Company retained in fiscal 1996 and expects to retain in fiscal 1997.

BOARD OF DIRECTORS AND COMMITTEES

    The members of the Board of Directors are elected to various committees. The standing committees of the Board (and the respective chairmen) are:
Executive Committee (Knight), Audit Committee (Busch) Compensation and Human Resources Committee (Loucks), Finance Committee (Horton), Pension Committee (Williams) and Public Policy Committee (Whitacre). The Compensation and Human Resources Committee acts as a nominating committee and reviews new director nominees. There were eight meetings of the Board of Directors during fiscal 1996. All of the incumbent directors attended at least 75% of the meetings of the Board and committees on which they served except Mr. Staley, who lives and works in Hong Kong.

    The functions of the Audit Committee are to review the Company's reports to stockholders with management and the independent auditors to insure that appropriate disclosure is made; appoint the firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of the Company's internal controls; review and approve the fees of the independent auditors and related matters. The Committee met four times in fiscal 1996. The members of the Committee were A. A. Busch III, Chairman, R. B. Loynd, R. L. Ridgway and W. M. Van Cleve.

    The functions of the Compensation and Human Resources Committee are to review and approve the salaries of all officers of the Company; review and approve all salaries above a specified level to be paid to non-officer employees and all salaries of division presidents; grant awards under and administer the Company's stock option and incentive shares plans; review and approve all additional compensation plans; determine if necessary when service by officers and directors with another entity is eligible for indemnification under the Company's Bylaws; monitor the senior management and director succession plans and review new director nominees; and authorize Company contributions to benefit plans, and adopt and terminate benefit plans not the prerogative of management. The Committee met five times in fiscal 1996. The members of the Committee were V. R. Loucks, Jr., Chairman, D. C. Farrell, J. A. Frates and E. F. Williams, Jr.

DIRECTOR COMPENSATION

    Directors who are employees of the Company do not receive any compensation for service as directors. Each non-employee director is currently paid an annual retainer of $30,000 plus an award of restricted shares of Company common stock with a market value on the date of the award of $25,000 and fees of $1,250 plus expenses for attendance at each Board meeting. Such restricted stock does not vest and cannot be sold until the director's retirement or his earlier death or resignation. Each committee chairman is currently paid an annual retainer of $5,000, and each committee member is paid $1,000 plus expenses for attendance at each committee meeting.

    Directors may elect to defer all or a part of such compensation; such deferred amounts are credited with interest quarterly at the prime rate charged by The Boatmen's National Bank of St. Louis. Directors in the alternative may elect to have deferred fees converted into units equivalent to shares of Emerson common stock, and their accounts are credited with additional units representing dividend equivalents. All deferred fees are payable only in cash.

    In addition, the Company has a Continuing Compensation Plan for Non-Management Directors. Under this plan, a director who is not an employee of the Company who has served as a director for at least five years will, after the later of termination of service as a director or age 72, receive for life a percentage of the annual fee for directors in effect at the time of termination of service. Such percentage is 50% for five years' service and increases by 10% for each additional year of service to 100% for ten years' or more service. In the event that service as a director terminates because of death, the benefit will be paid to the surviving spouse for five years.

                            EXECUTIVE COMPENSATION

    The following information relates to compensation received or earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for each of the last three fiscal years of the Company.

                                                     SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION<F2>
                                                                          ---------------------------------------
                                           ANNUAL COMPENSATION<F1>                 AWARDS              PAYOUT
                                ------------------------------------------------------------------------------------------------
                                                                                          SECURITIES     LONG-
                                                              OTHER                       UNDERLYING     TERM           ALL
                                                             ANNUAL        RESTRICTED      OPTIONS/    INCENTIVE       OTHER
           NAME AND             FISCAL  SALARY              COMPENSA-         STOCK          SARS        PLAN         COMPEN-
      PRINCIPAL POSITION         YEAR     ($)    BONUS($)   TION($)<F3>   AWARD(S)($)<F4>     (#)      PAYOUTS($)  SATION($)<F6>
      ------------------        ------  ------   --------   -----------   --------------- ----------  -----------  -------------
C. F. Knight                      1996  900,000  1,100,000   37,462               0             0        0          64,978
Chairman of the                   1995  900,000  1,100,000   46,342               0        33,000        0          50,000
Board, President and Chief        1994  875,000  1,100,000   40,013       9,737,770<F5>         0        0          49,375
Executive Officer

A. E. Suter                       1996  490,000    510,000       --               0             0        0          26,705
Senior Vice Chairman and          1995  490,000    500,000       --               0        16,500        0          26,234
Chief Operating Officer           1994  475,000    500,000       --               0             0        0          11,338

R. W. Staley                      1996  300,000    350,000       --               0             0        0          15,687
Vice Chairman-Asia Pacific        1995  300,000    315,000       --               0             0        0          14,359
                                  1994  260,000    275,000       --               0             0        0          12,141

W. J. Galvin                      1996  300,000    275,000       --               0             0        0          14,031
Senior Vice President-Finance     1995  270,000    250,000       --               0             0        0          11,750
and Chief Financial Officer       1994  240,000    200,000       --         615,000         6,379        0           9,250

W. W. Withers                     1996  250,000    225,000       --         748,125             0        0          15,128
Senior Vice President,            1995  230,000    200,000       --               0             0        0          13,989
Secretary and General Counsel     1994  213,750    180,000       --               0         5,948        0          13,179

---------

<F1> The Company has an employment agreement with C. F. Knight for minimum annual compensation of $590,000 for a term expiring on September 30, 2002. The agreement with Mr. Knight provides for continuation of his current base salary for the balance of the term in the event of termination under certain circumstances. In fiscal year 1993 the Compensation and Human Resources Committee set Mr. Knight's base salary rate at $900,000 per year for the following five years (commencing January 1, 1994 for fiscal year
     1994) and his annual incentive compensation opportunity at a maximum rate of $1,100,000 per year for such period.

<F2> The Company's stock option agreements, incentive shares plans and supplemental executive retirement and savings investment plans provide for acceleration of vesting of awards and retirement benefits under such plans in the event of a change in control of the Company, as defined in such plans.

<F3> Consistent with applicable regulations, certain non-cash compensation need not be reported.

<F4> The number of shares of restricted stock held by the named executive officers at the end of fiscal 1996, and the aggregate value of such shares, are as follows: C. F. Knight, 167,000 shares having a value of $15,123,938; A. E. Suter, 41,429 shares having a value of $3,751,914; R.
     W. Staley, 31,250 shares having a value of $2,830,078; W. J. Galvin, 30,000 shares having a value of $2,716,875; W. W. Withers, 10,000 shares having a value of $905,625. The Company pays dividends on restricted stock. All restricted stock awards have a restriction period and are earned over a period of three to ten years and vest at the end of such period; the shares are payable only if the executive is employed with the Company and in good standing at the end of the restriction period. The amounts shown in the table represent the dollar value based on the stock price per share at award date and do not reflect any payment to the individual.

<F5> The award shown in fiscal 1994 for C. F. Knight is part of a five-year plan proposed by the Compensation and Human Resources Committee and accepted by Mr. Knight; see the Report of the Committee on page 10 for a description of the five-year compensation plan.

<F6> Includes for fiscal 1996: (a) the value of the benefit of the remainder of premiums paid by the Company pursuant to the Company's ``split dollar'' insurance program in the following amounts: C.F. Knight--$14,040; A. E. Suter--$1,444; and W. W. Withers--$3,638; and (b) contributions by the Company on behalf of the named individuals to the Company's matched savings plan in the following amounts: C. F. Knight--$50,938; A. E. Suter--$25,261;
     R. W. Staley--$15,687; W. J. Galvin--$14,031; and W. W. Withers--$11,490.

                                               OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                       --------------------------------------------------------------          POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF       % OF TOTAL                                               ASSUMED ANNUAL RATES OF
                        SECURITIES      OPTIONS/SARS                                           STOCK PRICE APPRECIATION FOR
                        UNDERLYING       GRANTED TO       EXERCISE OR                                   OPTION TERM
                       OPTIONS/SARS     EMPLOYEES IN      BASE PRICE       EXPIRATION        ----------------------------------
        NAME            GRANTED (#)      FISCAL YEAR        ($/SH)            DATE           0% ($)        5% ($)       10% ($)
        ----           ------------     ------------      -----------      ----------        ------        ------       -------
C. F. Knight........         0               n/a             n/a              n/a             n/a           n/a           n/a
A. E. Suter.........         0               n/a             n/a              n/a             n/a           n/a           n/a
R. W. Staley........         0               n/a             n/a              n/a             n/a           n/a           n/a
W. J. Galvin........         0               n/a             n/a              n/a             n/a           n/a           n/a
W. W. Withers.......         0               n/a             n/a              n/a             n/a           n/a           n/a


                                          AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                 AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                                                                   OPTIONS AT FY-END(#)                AT FY-END($)<F1>
                       SHARES ACQUIRED         VALUE           -----------------------------     -----------------------------
        NAME           ON EXERCISE (#)    REALIZED ($)<F1>     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
        ----           ---------------    ----------------     -----------     -------------     -----------     -------------
C. F. Knight........              0                     0            35,835          22,000      $1,825,515        $720,500
A. E. Suter.........              0                     0            18,503          11,000         947,302         360,250
R. W. Staley........          5,385               304,365            12,000               0         708,000               0
W. J. Galvin........              0                     0            16,252           2,127         852,568          72,318
W. W. Withers.......              0                     0             4,287           1,983         153,808          67,422

--------

<F1> The values represent the difference between the exercise price of the options and the market price of the Company's common stock on the date of exercise and at fiscal year-end, respectively.

             LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

                                                           ESTIMATED FUTURE
                                                             PAYOUTS UNDER
                                        PERFORMANCE OR         NON-STOCK
                        NUMBER OF        OTHER PERIOD      PRICE-BASED PLANS
                       PERFORMANCE     UNTIL MATURATION     TARGET/MAXIMUM
        NAME              UNITS           OR PAYOUT          (# OF SHARES)
        ----           -----------     ----------------    -----------------
C. F. Knight........        0                n/a                  n/a
A. E. Suter.........        0                n/a                  n/a
R. W. Staley........        0                n/a                  n/a
W. J. Galvin........        0                n/a                  n/a
W. W. Withers.......        0                n/a                  n/a

                              PENSION PLAN TABLE

    The following table shows the annual benefits payable upon retirement at age 65 for various compensation and years of service combinations under the Emerson Electric Co. Retirement Plan and a related supplemental executive retirement plan.

                                             ANNUAL RETIREMENT BENEFIT AT AGE 65 AFTER
                           ----------------------------------------------------------------------------------
   AVERAGE ANNUAL           10 YEARS             15 YEARS         20 YEARS         25 YEARS         35 YEARS
    COMPENSATION           OF SERVICE           OF SERVICE       OF SERVICE       OF SERVICE       OF SERVICE
   --------------          ----------           ----------       ----------       ----------       ----------
$  300,000..........        $ 43,621             $ 65,432         $ 87,242         $109,053        $  152,674
   800,000..........          88,621              132,932          177,242          221,553           310,174
   900,000..........         133,621              200,432          267,242          334,053           467,674
 1,200,000..........         178,621              267,932          357,242          446,553           625,174
 1,500,000..........         223,621              335,432          447,242          559,053           782,674
 1,800,000..........         268,621              402,932          537,242          671,553           940,174
 2,100,000..........         313,621              470,432          627,242          784,053         1,097,674
 2,400,000..........         358,621              537,932          717,242          896,553         1,255,174

    Retirement benefits under the plans are computed on the basis of an annuity with five years certain, unless the participant elects another method of payment. The benefit amounts in the Pension Plan Table above have already been adjusted for Social Security (or any other benefits). The dollar amounts in the salary and bonus columns of the Summary Compensation Table above are substantially the same as the compensation covered by the plans. The credited years of service covered by the plans for each of the persons named in the Summary Compensation Table above are as follows: C. F. Knight, 24; A. E. Suter, 17; R. W. Staley, 21; W. J. Galvin, 23; W. W. Withers, 7. Payment of the specified retirement benefits is contingent upon continuation of the plan in its present form until the employee retires. The benefits of certain employees may be reduced under the Emerson Electric Co. Retirement Plan to meet the limits of the Internal Revenue Code.

    An employee who is subject to a reduction of benefits under the Internal Revenue Code may be selected to participate in the supplemental executive retirement plan. Participation in the supplemental plan is by award, subject to the sole approval by the Compensation and Human Resources Committee. Of the officers listed above, C. F. Knight, A. E. Suter and R. W. Staley have been selected to participate in the supplemental plan. The estimated total retirement benefits payable at age 65 to C. F. Knight, A. E. Suter, R. W. Staley, W. J. Galvin and W. W. Withers are 75%, 32%, 38%, 21% and 11% respectively, of the dollar amounts shown in the salary and bonus columns of the Summary Compensation Table. Payment of the retirement benefits from the supplemental plan is contingent upon continuation of the plan in its present form until the employee retires.

           REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Compensation and Human Resources Committee of the Board of Directors (the ``Committee''), composed of four non-employee directors, establishes and administers the executive compensation program for the Company's top executives. The program supports the Company's commitment to enhancing stockholder value. It is designed to attract and retain high-quality executives, to encourage them to make career commitments to the Company, and to accomplish the Company's short- and long-term objectives. The executive compensation package has uniquely served the Company's stockholders since 1977 by rewarding and motivating executives for the accomplishment of the Company's objectives. The Executive Compensation program is a focused, well-defined management tool that reinforces the Company's culture and commitment to stockholders.

    The Committee has historically viewed compensation as a total package that includes base salary and variable short- and long-term (performance-based) compensation. The total program is structured to deliver a significant percentage of pay through at-risk pay programs which reward executives if the performance of the Company warrants. Basic principles underlying the pay programs are the following:

     * Maximize stockholder value.

     * Retain, reward and motivate key executives.

     * Compensate for performance rather than create a sense of entitlement.

     * Reward team results.

     * Build executive stock ownership.

COMPONENTS OF EXECUTIVE COMPENSATION

    To determine the competitive level of total compensation (including total annual cash and long-term incentives), the Committee sets the total pay target in a competitive compensation range as benchmarked against published survey data and data derived through special studies of comparable industries, including those shown in the peer group performance graph.

    TOTAL ANNUAL CASH COMPENSATION: Cash compensation consists of base salary and annual cash incentives (bonuses), with the sum of the two referred to as ``Total Cash Compensation.'' Currently, approximately 800 key executives participate in the Total Cash Compensation program. A Total Cash Compensation target, including base salary and incentive, is established for each executive officer position using benchmark survey comparisons. Annual increases, if any, are based on individual merit and Company affordability. The annual incentive opportunity represents from 25% to 60% of total cash compensation. Payment of the annual cash incentive portion is based on the financial performance of the Company versus pre-established targets. The Committee annually establishes and approves short-term financial targets which are important to the Company and its stockholders. Typical targets include sales, earnings per share, pre-tax earnings and net profits, return on equity, and asset management. To a lesser degree, individual performance and potential can be a factor. The relative importance of each target is determined each year by the Committee, and may vary depending upon the Company's financial objectives for that year.

    LONG-TERM COMPENSATION INCENTIVES: Long-term incentive awards, consisting of performance shares, stock options and restricted stock, are a substantial portion of the total compensation packages of certain key senior executives and are specifically focused on the Company's longer-term objectives. Long-term programs are paid in stock. The Company's continuing philosophy is that executives are expected to hold the stock earned under the programs. The value of current executive stock holdings is significant, in absolute terms and in relation to base pay, though the Company does not establish specific ownership targets. Long-term plan participation and size of awards are determined by the individual's potential to make significant contributions to the Company's financial results, level of management responsibility and individual performance and potential.

    PERFORMANCE SHARES: The performance shares plan reinforces the Company's five-year objectives and rewards executives for achieving those objectives. The Company has had continuing performance shares programs since 1977. Participation in this program is limited, and only those executives who can most directly influence the Company's long-term financial success are included. Awards are denominated in shares, with no dividend payments during the performance period. The Committee approves the performance measures and evaluates the performance of the Company against those measures. Historically, the Company's five-year plans have targeted earnings per share growth objectives and other financial measures deemed appropriate to accomplish the Company's five-year performance targets. The final payout (paid in stock) can range from 0% to 100% of the target award, depending upon the level of achievement of the established financial targets.

    STOCK OPTIONS: The stock option plan provides the long-term focus for a larger group of key employees. Currently, approximately 1,300 key employees are eligible to be considered for participation in the stock option program. Awards are made approximately every three years and are vested one-third each year. Options are granted at 100% of the fair market value of the Company's common stock on the date of grant and expire ten years from the date of grant.

    RESTRICTED STOCK: The restricted stock program was designed primarily to retain key executives and potential top management of the Company while building stock ownership, long-term equity and linking pay directly with stockholder return. Participation has been highly selective and limited to a very small group of executives. The Committee views this program as an important management succession planning and retention tool. The restriction period for most awards is ten years.

    The Company's incentive compensation programs are designed to reward executives for achievement of the Company's performance objectives. As with prior plans, the Company is submitting the 1997 Incentive Shares Plan to stockholders for approval. The plans, as approved by stockholders, are designed to comply with Internal Revenue Code

Section 162(m) to insure tax deductibility. The Committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the Company and the stockholders.

CEO COMPENSATION

    In light of Mr. Knight's central role in the management process that has been vital to the Company's excellent performance, in fiscal year 1993 the Committee established a critical objective of assuring his retention as Chairman and Chief Executive Officer for at least the five-year period of fiscal years 1994-1998. The Committee proposed and Mr. Knight agreed to a five-year compensation package which included a ``not to exceed'' annual cash compensation rate and shares of restricted stock. The Committee set his base salary at a rate of $900,000 per year for the five-year period, and his annual incentive compensation opportunity at a maximum rate of $1,100,000. The actual annual incentive amount paid Mr. Knight each year will be determined annually based on performance and may be less than $1,100,000.

    In reviewing Mr. Knight's performance for fiscal year 1996, the Committee considered the Company's very strong performance. Earnings per share for fiscal year 1996 increased 12.1% over fiscal year 1995. The Company also achieved its 39th consecutive year of increased earnings and earnings per share and its 40th consecutive year of increased dividends per share. Mr. Knight has been Chief Executive Officer for 23 years of this extraordinary record of consistency.

    The Committee further noted that during the past five years, the Company's compound average annual total return to stockholders was 16.1%. This record exceeds the performance of both the Standard & Poor's 500 Index and the Dow Jones Electrical Components and Equipment Index, as shown in the performance graph. The Company achieved a return on equity that averaged 19.2% for the period, also exceeding the return on equity of both of these indices during the period.

    Under the terms of the Annual Incentive Plan, approved by stockholders at the 1995 Annual Meeting of Stockholders, the Committee had established an annual cash incentive target for Mr. Knight and a specific financial performance objective to be met for fiscal year 1996. The specific performance target was exceeded and, under the terms of the Plan, the Committee determined that Mr. Knight's performance warranted the maximum annual incentive of $1,100,000 in fiscal year 1996.

                                    Compensation and Human Resources Committee
                                            V. R. Loucks, Jr., Chairman
                                            D. C. Farrell
                                            J. A. Frates
                                            E. F. Williams, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the Committee members has served as an officer or employee of the Company or a subsidiary of the Company except J. A. Frates, who was chief executive officer of Ridge Tool Company when it was acquired by the Company in 1966 and for approximately two years thereafter.

                               PERFORMANCE GRAPH

    The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Company's common stock against the Standard & Poor's Composite 500 Stock Index (S&P 500) and the Dow Jones Electrical Components and Equipment Index (DJEE) for the five-year period ended September 30, 1996.

-----------------------------------------------------------
                              9/30/96        1996/1991
                               VALUE          CAGR<F*>
                              -------        ---------
EMERSON                        $211            16.1%
S&P 500                         203            15.2
DJEE                            182            12.7
-----------------------------------------------------------


                                   [GRAPH]

---------------------------------------------------------------------------
                       1991     1992     1993     1994     1995     1996
                       ----     ----     ----     ----     ----     ----
EMERSON                $100     $115     $128     $133     $163     $211
S&P 500                 100      111      125      130      169      203
DJEE                    100      109      115      124      144      182
---------------------------------------------------------------------------

[FN]
<F*> Compound Annual Growth Rate



              II.  PROPOSAL TO APPROVE THE AMENDMENT OF ARTICLE 4
                   OF THE RESTATED ARTICLES OF INCORPORATION

   The Board of Directors has approved an amendment (``Amendment'') to Article 4 of the Company's Restated Articles of Incorporation (``Articles'') to increase the authorized common stock from 400 million shares to 1,200 million shares and decrease the par value of the common stock from $1 per share to $.50 per share. The first paragraph of Article 4 of the Articles will be amended to read as follows:

        The authorized capital stock of the Company shall consist of 5,400,000 shares of Preferred Stock, each of the par value of $2.50 per share (herein called the ``Preferred Stock''), and 1,200,000,000 shares of Common Stock, each of the par value of $.50 per share (herein called the ``Common Stock'').

    Subject to approval by the stockholders and effectiveness of the Amendment, the Board of Directors has declared a two-for-one stock split pursuant to which one additional share of common stock will be distributed for each share issued and outstanding or held in treasury on the record date.

    As of September 30, 1996, there were 400 million shares of common stock authorized, of which approximately 238 million shares were issued and outstanding or held in treasury. Thus, there were only approximately 162 million shares of common stock available, which is insufficient for the two-for-one stock split; in order to effect the stock split the Company will issue approximately 238 million additional shares. After approval of the Amendment and the distribution of the additional shares, the authorized common stock available for future issuance will be approximately 724 million shares. No shares of Preferred Stock are outstanding and there are no present plans for the issuance of any shares.

    The Amendment will authorize 400 million shares more than the number that would result from a proportionate increase under the stock split; however, the Board believes it is desirable to have the additional shares of common stock available for possible future acquisitions, financings, stock dividends, stock splits or other stock distributions, none of which is anticipated at this time. Although the Company is frequently engaged in discussions relating to potential acquisitions, there are no present agreements or discussions which would require the issuance of any of the additional shares to be authorized.

    The Board of Directors believes that the reduction in the market price of the Company's common stock in connection with the stock split will make the common stock more attractive to individual investors, resulting in an increased number of stockholders and greater investor interest in the Company.

    If the Amendment is approved the stock distribution will be made on March 10, 1997 to stockholders of record on February 21, 1997.

    The holders of the Company's common stock do not have preemptive rights to purchase any shares of authorized capital stock of the Company. The Board of Directors may authorize the issuance of such shares without further stockholder approval, except to the extent that stockholder approval may be required to meet certain requirements of the Internal Revenue Code of 1986, as amended, in connection with employee benefit plans and of the New York Stock Exchange in connection with the listing of additional shares.

    Based upon current tax law, the stock split should not result in any gain or loss for federal income tax purposes. The tax basis of every share held before the split will be allocated equally between the two shares held as a result of the split, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares, and stockholders subject to such laws are urged to consult their tax advisors.

    After the split, purchases and sales of common stock by a stockholder may be subject to somewhat higher brokerage charges and any applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of common stock outstanding after the split. In addition, the Company will incur certain expenses in connection with the split, such as filing fees with state authorities, the cost of preparing and delivering to stockholders new certificates representing the additional shares and stock exchange listing fees.

    In accordance with the terms of the Company's stock option plans, incentive shares plans and other employee benefit plans, upon the effectiveness of the stock split appropriate adjustments will be made to the number of shares of common stock reserved for issuance pursuant to such plans and the exercise price of options.

    A Preferred Share Purchase Right will be deemed distributed with each new share of common stock issued pursuant to the split, and all outstanding Rights will represent the right to purchase one two-hundredth of a Preferred Share at the same $120 price. No certificates for Rights will be issued.

    An increase in the authorized shares of stock could, under certain circumstances, have an anti-takeover effect by, for example, allowing issuance of stock that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, this proposal to amend the Articles is not in response to any effort of which the Company is aware to accumulate the Company's stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. The Board does not presently contemplate recommending the adoption of any other amendments to the Articles which could be construed to affect the ability of third parties to take over or change control of the Company.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF
                                                         ---
ARTICLE 4.

            III. PROPOSAL TO APPROVE THE 1997 INCENTIVE SHARES PLAN

   On October 1, 1996, the Board of Directors of the Company adopted, subject to approval by the stockholders, the 1997 Incentive Shares Plan (the ``1997 Plan''), as part of a continuing program of key executive incentive compensation authorized by the Company's Board of Directors in 1977. At that time the directors approved an initial performance shares plan which anticipated that it would be supplemented by a further similar plan or plans, and subsequently it was supplemented by the Company's 1981 and 1985 Performance Shares Bonus Plans and the 1987 and 1993 Incentive Shares Plans. Approximately 250,000 Shares remain available for awards under the 1993 Plan; all of the other prior plans have previously expired. The 1997 Plan, a continuation of the prior plans, has as its purpose increasing motivation on the part of senior executives by creating an incentive for them to remain in the employ of the Company, to work for the achievement of the Company's strategic growth objectives, and to align their interests with those of the stockholders. This purpose is intended to be accomplished by granting Incentive Shares of common stock to such key personnel.

    The complete text of the 1997 Plan is set forth in Exhibit A to this proxy statement. The following summary of certain provisions of the 1997 Plan is qualified by reference to the text of the 1997 Plan.

    Participants in the 1997 Plan will be those full-time employees of the Company or any of its subsidiaries or affiliates who are determined by the Compensation and Human Resources Committee (the ``Committee'') of the Company's Board of Directors to be management personnel in senior executive positions who are important to the development of the Company's business and influence the achievement of the Company's strategic growth objectives and to whom the Committee shall make an award under the Plan. There are approximately 225 persons eligible to participate in the 1997 Plan. No more than 3,000,000 Shares, adjusted to reflect subsequent stock dividends, stock splits and similar matters, may be awarded under the 1997 Plan.

    Shares may be awarded as Performance Shares which are designed to meet the requirements for a performance-based plan under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The maximum number of Performance Shares which may be awarded to any individual for any performance period shall be 400,000 Shares (subject to anti-dilution provisions). An award of Performance Shares will represent the right to receive payment (as described below) if specified performance objectives are achieved. The performance objectives may be established and adjusted from time to time by the Committee. Performance objectives need not be the same for all participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. The Committee, in its discretion, at the time it establishes the targeted performance objectives, may establish a minimum performance target and provide for reduced payment if the targeted performance objective is not achieved but the minimum performance target is met. The performance objectives shall be based upon one or more of the following criteria: sales, earnings, earnings per share, pre-tax earnings, return on equity and asset management. The performance criteria may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards, or other extraordinary events causing dilution or diminution in the Company's earnings, all as the Committee may, at the time it pre-establishes the performance criteria, deem necessary or desirable to accomplish the purposes of the performance program.

    The period over which achievement of any performance objective shall be determined may not be less than three years, but may be accelerated in the event of a Change in Control, which means: (1) the acquisition (other than from the Company) by any person or group of 20% or more of the Company's voting securities; (2) the persons who constitute the Board of Directors as of the date of the 1997 Plan cease to constitute a majority of the Board, including persons who become members of the Board subsequent to such date whose nomination or election was approved by a majority of the Board; and (3) approval by the stockholders of the Company of a reorganization, merger or consolidation pursuant to which the persons who were stockholders of the Company prior thereto do not thereafter own more than 50% of the voting power of the Company or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

    If the applicable performance objective is achieved, a participant will receive an amount equal to the market value of one share of Company common stock on the date the applicable performance period expires multiplied by the number of Performance Shares held. Payment may be made in shares of common stock and cash or in any combination as determined by the Committee, but the aggregate number of shares of the Company's common stock issued under the 1997 Plan may not exceed the number specified above (or as such number may be adjusted as provided in the 1997 Plan). A participant may elect to defer payment, in which event during the period of deferral the participant's account will be credited with an amount equal to the dividends paid on the Company's common stock for the number of shares credited to the participant's account. The Committee may not increase the amount of payment that would otherwise be due upon attainment of a performance objective. Prior to making a Performance Share payment, the Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of payments to be made to each Participant.

    Unless otherwise determined by the Committee, in order to receive payment of Performance Shares a participant must have been continuously employed by the Company or a subsidiary from the time of the award through the expiration of the performance period, subject to proration of payments at the discretion of the Committee in the event of retirement at age 65 or termination of employment due to death, disability or otherwise.

    The Committee may also grant Restricted Shares which are not subject to performance objectives. Restricted Shares will be forfeited if the holder resigns or is discharged from the employ of the Company or a subsidiary during the restriction period specified by the Committee, which shall be not less than three years from the date of the award. Restricted Shares may also be forfeited on such other terms and conditions as the Committee may specify. The Committee in its discretion may waive any term and condition of any such award and reduce the restriction period, but not to less than three years except in the event of a Change in Control.

    In the event an award of Shares is canceled, the Committee may again award such Shares. The Committee may amend the Plan, except that no amendment may be made without stockholder approval if it would increase the aggregate number of Shares which may be issued under the Plan.

    The 1997 Plan will terminate at such time as the Board, in its discretion, elects to terminate the 1997 Plan or replace it with a successor plan, but the termination will not affect any awards with performance or restriction periods which extend beyond such date.

    No determination has been made with respect to the grant of any awards under the 1997 Plan.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE 1997 PLAN.
                                                         ---

                                  IV. VOTING

   The affirmative vote of the holders of a majority of the shares entitled to vote which are present in person or represented by proxy at the 1997 Annual Meeting is required to elect directors, to approve the 1997 Incentive Shares Plan and to act on any other matters properly brought before the meeting. The affirmative vote of a majority of the outstanding shares is required to approve the amendment of Article 4 of the Restated Articles of Incorporation. Shares represented by proxies which are marked ``withhold authority'' with respect to the election of any one or more nominees for election as directors, proxies which are marked ``abstain'' on the proposals to approve the amendment of
Article 4 and the 1997 Incentive Shares Plan, and proxies which are marked to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against approval of the amendment of Article 4 and the 1997 Incentive Shares Plan, and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

    The Company knows of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.

                            V. INDEPENDENT AUDITORS

   KPMG Peat Marwick LLP was the auditor for the fiscal year ended September 30, 1996, and the Audit Committee has selected it as auditor for the year ending September 30, 1997. A representative of KPMG Peat Marwick LLP will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders.

                           VI. STOCKHOLDER PROPOSALS


   Proposals of stockholders intended to be presented at the 1998 Annual Meeting scheduled to be held on February 3, 1998, must be received by the Company by August 7, 1997 for inclusion in the Company's proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.


    In order for a stockholder to nominate a candidate for director, under the Company's Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 nor more than 90 days before the meeting (but if the Company gives less than 70 days' (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between November 4 and December 4, 1997 for the 1998 Annual Meeting. The stockholder filing the notice of nomination must describe various matters regarding the nominee, including such information as name, address, occupation and shares held.

    In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

    In each case, the notice must be given to the Secretary of the Company, whose address is 8000 West Florissant Avenue, P.O. Box 4100, St. Louis, Missouri 63136. Any stockholder desiring a copy of the Company's Bylaws will be furnished one without charge upon written request to the Secretary.

                                                                      EXHIBIT A

                             EMERSON ELECTRIC CO.
                          1997 INCENTIVE SHARES PLAN

   1. PURPOSE. The 1997 Incentive Shares Plan (the ``Plan'') of Emerson Electric Co. (the ``Company''), is a part of a continuing program of key executive compensation authorized by the Board of Directors of the Company (``Board'') on April 5, 1977. On that date the Board approved an initial performance shares plan which anticipated that it would be supplemented by a further similar plan or plans, and subsequently it was supplemented by the Company's 1981 Performance Shares Bonus Plan, the 1985 Performance Shares Bonus Plan, the Incentive Shares Plan adopted in 1988 and the Incentive Shares Plan adopted in 1993. This Plan, a continuation of the initial plan, the 1981 Plan, the 1985 Plan, and the 1988 and 1993 Incentive Shares Plans has, as its purpose, to benefit the Company by increasing motivation on the part of its management personnel in senior executive positions who are materially important to the development of the Company's business, by creating an incentive for them to remain in the employ of the Company and to work to the very best of their abilities for the achievement of the Company's strategic growth objectives. This purpose is intended to be accomplished under the Plan by granting Incentive Shares of the Company's Common Stock (``Common Stock'') to such key personnel (in addition to their annual cash compensation, including extra salary payments) which, if performance objectives and/or service requirements with the Company are achieved, will permit them to share in the Company's success.

    2. PARTICIPANTS. Participants in the Plan shall be full time employees of the Company, its subsidiaries, or any other entities in which the Company has a significant equity or other interest as determined by the Committee (such other entities hereinafter referred to as ``affiliates''), or of any subsidiary of its subsidiaries or affiliates, who may, but need not be, officers of the Company or of its subsidiaries, affiliates or divisions, who are determined by the Compensation and Human Resources Committee (the ``Committee'') of the Board, in its discretion, to be senior management personnel important to the growth of the Company, and to whom the Committee shall make any award under the Plan.

    3. SHARES COVERED BY THE PLAN. The total number of Shares covered by the Plan shall be 3,000,000 shares of Common Stock as presently constituted. This number shall be adjusted to reflect subsequent stock dividends, stock splits, spin-offs, spin-outs, reverse stock splits and similar matters affecting outstanding shares of Common Stock. Shares not exceeding this number may be awarded as Performance Shares or Restricted Shares, each as hereinafter defined, in the discretion of the Committee. In the event any award of Shares is cancelled on account of termination of a Participant's employment, failure to meet performance objectives, or for any other reason, the Committee may again award the Shares canceled to an existing or new Participant.

    4. PERFORMANCE SHARES; PERFORMANCE PERIOD. The Committee, in its discretion, may award all or any part of the Shares covered by the Plan as units representing Performance Shares. The maximum number of Performance Shares which may be awarded to any individual for any performance period shall be 400,000 shares (subject to the anti-dilution provisions in Section 3). Any award of Performance Shares to a Participant for a specified performance period under the Plan which is canceled as provided in Section 3 shall continue to be counted against the maximum number of Performance Shares which may be granted to such Participant for such period. Performance Shares shall not be issued at the time of award, but the award of units shall represent the right to receive payment (as determined by the Committee pursuant to Section 6 hereof) if specified performance objectives are achieved. The performance objectives may be established from time to time by the Committee. Performance objectives need not be the same in respect of all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates, all as the Committee may determine, in its discretion. The performance objectives shall be based upon one or more of the following criteria: sales, earnings, earnings per share, pre-tax earnings, return on equity, and asset management. The performance criteria may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards, or other extraordinary events causing dilution or diminution in the Company's earnings, all as the Committee may, at the time it pre-establishes the performance criteria, deem necessary or desirable to accomplish the purposes of the performance program. Except as provided in Section 12 hereof, the performance period for which achievement of any performance objective shall be determined shall not be less than three years.

    Awards of Performance Shares may be conditioned on the Participant's continued employment by the Company or a subsidiary or affiliate over the performance period or in any other manner the Committee may determine.

    5. PERFORMANCE SHARE AWARDS. Performance Share Awards shall be made pursuant to performance programs as follows:

        (a) Performance Programs; Initial Grants. After the approval of this Plan by the Board, the Committee shall, in accordance with Section 4, establish one or more performance programs each with a specified objective or objectives and a specified performance period over which the specified objective is targeted for achievement. Participants may be awarded Shares in any one or more of the performance programs. Initial awards in any program shall be made to such number of Participants as determined by the Committee. In making its determination of who shall be Participants in any performance program the Committee shall take into account such factors as the Participant's level of responsibility, job performance, potential for growth, level and types of compensation and such other factors as the Committee deems relevant.

        (b) Subsequent Awards. During the term of the Plan additional Performance Shares may be awarded (subject to the maximum number provided for above) in the discretion of the Committee, either (i) to new Participants in the Plan or (ii) if circumstances of significant promotion or additional responsibility so warrant, to any one or more of the initial Participants in the Plan. In respect of such additional awards the Committee may make such adjustments therein as it may deem reasonable on account of any lesser period of participation in the program by the holder of any subsequent award.

        (c) Notice of Awards. Upon the making of any award by the Committee, the Participant shall be advised of the number of Performance Shares awarded and of the terms of the award.

    6. PERFORMANCE SHARE PAYMENT. The payment amount which a holder of Performance Shares shall be entitled to receive if the applicable targeted performance objective is met shall be an amount equal to the market value of one share of Common Stock on the date of the expiration of the applicable performance period multiplied by the number of Performance Shares held. For the purposes hereof market value as of any date shall be the value as of said date as reasonably determined by the Committee.

    Notwithstanding the provisions of the foregoing paragraph, the Committee, in its discretion, may establish, at the time it establishes the targeted performance objective, a minimum performance target and may provide for payment on a reduced scale if the targeted performance objective is not achieved but the minimum performance target is met or exceeded. The Committee may not increase the amount of payment that would otherwise be paid upon attainment of a performance objective.

    Payment amounts may be paid in shares of Common Stock and cash, or in any combination thereof as determined by the Committee; provided, however, that in no event shall the aggregate number of shares of Common Stock issued in respect of Performance Shares plus the number of Restricted Shares issued under the Plan exceed the number specified in Section 3 (or as said number may be adjusted as hereinabove provided).

    7. TIME OF PAYMENT. Subject to the provisions of the following paragraphs of this Section 7, distribution of amounts to which a Participant is entitled, because the applicable targeted performance objective is met, shall be made as soon as practicable after the holder of the Performance Shares becomes entitled thereto, unless payment of the Performance Shares is subject to specified vesting conditions after attainment of the performance objective, in which case payment shall be delayed until such vesting conditions have been satisfied.

    Prior to receipt of any award of Performance Shares under the Plan, a Participant shall be advised of the award proposed to be made and at such time may make an election to have distribution of any amount such Participant may be entitled to receive in respect of such Shares (whether in cash, in Common Stock, or a combination thereof) deferred until such year as the Participant may elect, after the year in which the amount would otherwise be paid, up to and including the year of retirement, and at the same time (prior to the time the award is made) may elect to have such amount paid in such deferred annual installments over such years as the Participant shall then specify. If a Participant elects any such deferral, the following rules shall apply to the deferred payment:

        (a) Such election shall be irrevocable.

        (b) The right to such deferred payment shall be fully vested and nonforfeitable but shall be nonassignable, and any attempted transfer or assignment, or any pledge or other hypothecation of such right, shall be void and of no effect.

        (c) In the event of the death during the deferral period of a Participant who has elected a deferred payment, the unpaid balance of the deferred amount owing to such Participant at the time of death shall be distributed to the Participant's estate within six months of the date of death, irrespective of whether or not the deferral period elected has expired.

        (d) Until payment is made to a Participant of the full deferred payment to which such Participant is entitled, the Company will accrue for the account of the Participant during the period of deferral an amount equal to the dividends per share paid on Common Stock during such period multiplied by the number of Shares still unpaid and held for such Participant's account in accordance with the deferred payment election. At the time the Participant is entitled to receive any amount under the Plan, in accordance with the election, there shall also be paid to such Participant the accrued dividend equivalent amount, either in a lump sum or in deferred annual installments as specified by such Participant at the time of the original deferral election.

    Notwithstanding any election of any Participant to receive payment under the Plan on a deferred basis as above provided, the Committee, in its sole discretion, may, at any time, in respect of all or any one or more Participants who have made such election, terminate such election and make immediate distribution of the amount to which the Participant is entitled; and the Committee, in its discretion, may amend the foregoing provisions hereof relating to the election of deferred payments and the rules applicable thereto if, in its judgment, the tax benefits intended by such provisions and rules will not be adversely affected.

    8. CONDITIONS TO PAYMENTS. Except as otherwise herein provided or determined by the Committee, a Participant, in order to be entitled to receive any payment on Performance Shares awarded, must be in the employ of the Company or a subsidiary or affiliate of the Company (or a subsidiary of a subsidiary or affiliate) on the expiration of the relevant performance period and must have been continuously in the employ of the Company or a subsidiary or affiliate (or a subsidiary of a subsidiary or affiliate) from the time of the award of the Performance Shares except for leaves of absence which may be approved by the Committee. No vested interest in any payment under the Shares shall accrue during the term of the performance period and no payment in respect of the Shares shall be required to be made to any Participant whose employment with the Company or a subsidiary or affiliate (or a subsidiary of a subsidiary or affiliate) is terminated, with or without cause, prior to the time such Participant is entitled to receive a distribution hereunder; provided, however,
(a) that if a Participant in the Plan retires upon the attainment of age 65 prior to the time such Participant is to receive distribution on any Performance Shares awarded, the amount of payment to such Participant shall be pro-rated in such manner as the Committee shall reasonably determine, and (b) that the Committee, in its absolute discretion, may provide for such pro-rata or other payment (or no payment), as it may determine, to a Participant whose employment terminates (on account of death, disability or otherwise) prior to the time the Participant is entitled to receive distribution of Performance Shares and prior to the Participant's retirement at age 65. If termination is on account of death, the Committee may provide for payment of any distribution it authorizes to the Participant's surviving spouse, heirs or estate, as the Committee may determine.

    9. OTHER INCENTIVE SHARES. In addition to Performance Shares the Committee may grant to eligible Participants shares covered by the Plan which are not subject to performance programs or performance objectives. Such other share grants shall be Restricted Shares, forfeitable if the holder resigns or is discharged from the employ of the Company (or a subsidiary or affiliate, or a subsidiary of a subsidiary or affiliate, as the case may be) during a Restriction Period specified by the Committee, which shall be not less than three years from the date of the award. Such shares shall be forfeitable on such other terms and conditions as may be specified by the Committee in an award agreement which shall be signed by the Participant at the time of the award. After the grant of any such award the Committee, in its discretion, may waive any of the terms and conditions thereof and may reduce the Restriction Period applicable thereto; provided, however, that the Committee shall not reduce such period to less than three years; and provided further, however, that in the event any Change of Control (as hereinafter defined) shall occur the Restriction Period applicable to all Restricted Shares then outstanding shall be accelerated and be deemed to be satisfied so that the holders of such Restricted Shares shall immediately, and without any action by the Committee, hold said Shares fully vested and without any continuing restrictions thereon, excepting, however, such restrictions, if any, as may then be applicable under state or federal securities laws.

    10. COMMITTEE MEMBERSHIP; AUTHORITY. The Plan shall be administered by the members of a Committee of two or more non-employee directors as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the ``1934 Act''), as in effect from time to time. The Committee shall have plenary authority to interpret the Plan, to determine awards and the terms thereof, to establish any rules or regulations relating to the Plan which it determines to be appropriate, and to make any other determination which it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and all Participants. In the event the Committee shall no longer meet the qualification requirements set forth above, the Board shall appoint a new committee to administer the Plan, whose members shall cause the Committee to qualify under Rule 16b-3. The Committee shall have the authority to appoint a subcommittee that meets the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, to administer Performance Share awards to the extent required to meet the requirements of Section 162(m) and the regulations thereunder.

    11. DETERMINATION OF ACHIEVEMENT OF OBJECTIVES. The Committee, in regard to any performance program adopted by it, shall determine whether any performance objective of any program has been met. In making this determination, the Committee shall apply the accounting results, as audited at the end of any fiscal year by the Company's independent certified accountants, but shall adjust such results for unusual, nonrecurring or extraordinary items to the extent such adjustments were preestablished by the Committee under Section 4. Prior to making a Performance Share payment, the Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of payments to be made to each Participant.

    12. CHANGE IN CONTROL. In the event of a Change of Control (as hereinafter defined) Participants then holding awards of Performance Shares shall be entitled to receive such Shares (or equivalent value), free of any conditions and as if the specified performance periods had elapsed and the performance objectives relating thereto had been fully achieved; and in this event the holders of Performance Shares shall be entitled to full payment therefor, in Common Stock and in cash, or in such combination of stock and cash as determined by the Committee. For the purpose hereof the date of the expiration of the applicable performance period shall be deemed to be the date as of which any Change of Control shall occur.

    13. AMENDMENT OF PLAN. The Committee shall have the authority to make amendments and revisions of this Plan, provided that no amendments or revisions of the Plan shall be made without the consent of the stockholders of the Company if such amendment or revision would increase the aggregate number of Shares which may be granted or securities which may be issued under the Plan.

    14. PAYMENTS IN COMMON STOCK; SOURCE OF STOCK. It is anticipated that any shares of Common Stock delivered pursuant to the terms of the Plan will be Treasury shares of the Company acquired prior to or during the term of the Plan. The Committee, however, may instead utilize authorized but unissued shares of Common Stock; and, subject to the approval of this Plan by the stockholders of the Company, the Board and officers of the Company are authorized to take such action as may be necessary to provide for the issuance of any or all of the shares which may be necessary to satisfy the Company's obligations hereunder and to cause said shares to be listed on the New York and any other stock exchanges on which the Common Stock may at such time be listed.

    Shares of Common Stock delivered to Participants hereunder in satisfaction of Performance Share rights, and other Incentive Shares after the release of any conditions applicable thereto may nonetheless thereafter be restricted stock under the Securities Act of 1933, as presently amended, (the ``1933 Act'') and the certificates for such Shares may have a legend imprinted thereon restricting the resale, hypothecation or further transfer of said shares except in a registered offering or pursuant to an available exemption from registration.

    15. ADDITIONAL PROVISIONS. The following additional terms and provisions apply to the Plan:

        (a) The award of Performance Shares to a Participant in the Plan shall create no rights in such Participant as a shareholder of the Company until such time and to the extent that the Participant is delivered Shares of Common Stock in satisfaction of such Participant's Performance Share units. Holders of other Incentive Shares granted hereunder shall have such rights as are expressly provided for herein and in the terms of the award.

        (b) No adjustment shall be made in the Shares awarded on account of cash dividends which may be paid, or other rights which may be issued to, the holders of Common Stock during the term of the Plan except as stated in subparagraph (c) below.

        (c) In the event of stock dividends, stock splits, spin-offs, spin-outs, reverse stock splits or similar matters affecting outstanding shares of Common Stock during the term of the Plan, appropriate revision shall be made (i) in the targeted growth objectives of performance programs, and (ii) in the Shares awarded to reflect the effect of such stock dividend, stock split, spin-off, reverse stock split or similar matter on the interests of the Participants in the Plan.

        (d) No Participant in the Plan shall have any right as a Participant in the Plan to continue in the employ of the Company or of any of its subsidiaries for any period of time, or any right to a continuation of such Participant's present or any other rate of compensation; and such rights and powers as the Company now has or which it may have in the future to dismiss or discharge any Participant from employment or to change the assignments of any Participant are expressly reserved to the Company.

        (e) The Committee may require the Company to withhold from any payment due to a Participant (under this Plan or otherwise) any amount necessary to satisfy income tax withholding requirements in respect of any payment due under this Plan; and for this purpose may withhold cash and the Shares deliverable in respect of Performance Shares. Alternatively, the Committee may require the Participant to pay to the Company such cash amount or additional cash amount as may be necessary to satisfy withholding requirements in which case such Participant shall be entitled to receive delivery of all Shares due hereunder. Notwithstanding anything to the contrary contained herein, upon vesting of the Restricted Shares to a Participant, the Company shall withhold sufficient shares to satisfy its withholding obligations for federal, state and local income taxes on such payment.

        (f) ``Change of Control'' as used in this Plan shall mean:

              (i) The purchase or other acquisition (other than from the
                  Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the 1934 Act, (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 20% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

             (ii) Individuals who, as of the date hereof, constitute the Board
                  (the ``Incumbent Board'') cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

            (iii) Approval by the stockholders of the Company of a
                  reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation would not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

    16. TERM OF PLAN; APPROVAL BY STOCKHOLDERS. The term of the Plan shall be for the period from the date of its approval by the Board until such time as the Board, in its discretion, elects to terminate the Plan or replace the Plan with a successor Plan. During the term of the Plan awards of Performance Shares may be made under performance programs with performance periods extending beyond the end of the term of the Plan and other Incentive Shares may be granted with conditions or restrictions extending beyond the end of the term of the Plan. Restrictions in respect of Incentive Shares granted during the term of the Plan shall continue in effect after the termination of the Plan until they shall be satisfied or forfeited in accordance with their terms.

    17. NON-ASSIGNABILITY. Rights under the Plan and in respect of Shares granted under the Plan are not transferable and may not be assigned or pledged by any Participant at any time, and no recognition shall be required to be given by the Company to any attempted assignment of any rights hereunder or of any attempted assignment of the Shares. This non-assignability shall not apply to any shares of the Common Stock delivered to Participants hereunder after such Shares shall be fully vested in the holder thereof, except as follows:

        (a) Shares of Common Stock issued in payment of Performance Shares to any Participant who is subject to Section 16 of the 1934 Act may not be assigned for a period of six (6) months after issuance.

        (b) The resale of shares of Common Stock may be restricted by reason of the 1933 Act as set forth in Section 13 hereof.

If payment of Shares to a Participant is accelerated prior to vesting pursuant to Section 4, and if the Participant is subject to Section 16 of the 1934 Act, such Shares shall be non-transferable for a period of six (6) months after they became fully vested.

    18. PLAN A PART OF CONTINUING COMPENSATION PROGRAM. This Plan is a part of a continuing program of incentive compensation for senior managerial personnel of the Company and is expected to be supplemented or continued in effect after the term hereof by an additional plan or plans as approved by the Board or stockholders of the Company.

    19. SEPARABILITY OF PROVISIONS. With respect to Participants subject to
Section 16 of the 1934 Act, this Plan and transactions hereunder are intended to comply with all applicable provisions of Rule 16b-3 or its successors. To the extent that any provision of the Plan or action of the Committee fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

                                     * * *

                IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN
                    THE PROXY BELOW AS SOON AS POSSIBLE. BY
                    DOING SO, YOU MAY SAVE THE COMPANY THE
                      EXPENSE OF ADDITIONAL SOLICITATION.




                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
--------------------------------------------------------------------------------
[LOGO]                       EMERSON ELECTRIC CO.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 4, 1997, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the share of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                             ---

1. Election of Directors

        FOR all nominees listed below            WITHHOLD AUTHORITY
        (except as marked to the                 to vote for all nominees
        contrary below)               / /        listed below               / /

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

               L. L. Browning, Jr., A. A. Busch III, R. B. Horton,
                           G. A. Lodge, V. R. Loucks, Jr.

                               (Continued, and to be signed, on the other side)

                                       [LOGO]




                                                    December 6, 1996


           Dear Shareholder:

               The annual meeting of Stockholders of Emerson
           Electric Co. will be held at the principal offices of the Company at 8000 West Florissant Avenue, St. Louis,
           Missouri at 10:00 a.m. on Tuesday, February 4, 1997.

               It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
--------------------------------------------------------------------------------
                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                             ---

2. Proposal to approve the amendment of      / / FOR   / / AGAINST  / / ABSTAIN
   Article 4 of the Restated Articles
   of Incorporation

3. Proposal to approve the 1997              / / FOR   / / AGAINST  / / ABSTAIN
   Incentive Shares Plan


    The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, dated December 6, 1996.


    THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.




                                  Dated this ____ day of ______________, 199__.

                                  _____________________________________________

                                  _____________________________________________
If address appearing above        (If Stock is owned in joint names all owners
is incorrect, kindly make         must sign).
correction.

                IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN
                    THE PROXY BELOW AS SOON AS POSSIBLE. BY
                    DOING SO, YOU MAY SAVE THE COMPANY THE
                      EXPENSE OF ADDITIONAL SOLICITATION.




                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
--------------------------------------------------------------------------------
[LOGO]                       EMERSON ELECTRIC CO.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned does hereby appoint C. F. KNIGHT, W. W. WITHERS, and H. M. SMITH, or any of them, the true and lawful attorneys in fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of EMERSON ELECTRIC CO., to be held on February 4, 1997, commencing at 10:00 A.M., St. Louis Time, at the office of the Company at 8000 West Florissant Avenue, St. Louis, Missouri, and at any and all adjournments of said meeting, and to vote all the share of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.

                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                             ---

1. Election of Directors

        FOR all nominees listed below            WITHHOLD AUTHORITY
        (except as marked to the                 to vote for all nominees
        contrary below)               / /        listed below              / /

    (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name on the list below.)

              L. L. Browning, Jr., A. A. Busch III, R. B. Horton,
                           G. A. Lodge, V. R. Loucks, Jr.

                               (Continued, and to be signed, on the other side)

                             Emerson Electric Co.
                              8000 W. Florissant
                                 P.O. Box 4100
                              St. Louis, MO 63136



                                          January 15, 1997


     IF YOU HAVE ALREADY SENT IN YOUR PROXY PLEASE DISREGARD THIS LETTER

     To the Stockholders of Emerson Electric Co.

                                  A REMINDER

         We have previously sent to you proxy soliciting material relating to the Annual Meeting of Stockholders to be held on February 4, 1997.

         According to our latest records, we have not as yet received your proxy. The time before the meeting is short and many of our shares are held in small amounts. Your signed proxy will be helpful, whether your holding is large or small, and will aid us in avoiding further expense and delay.

         A return envelope is enclosed for your convenience.

         Thank you for your cooperation.

                                            Very truly yours,

                                             /s/ Charles F. Knight

                                             C. F. Knight
                                             Chairman of the Board



                              PLEASE ACT PROMPTLY
                    PLEASE DETACH PROXY HERE, SIGN AND MAIL
--------------------------------------------------------------------------------
                MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:
                                             ---

2. Proposal to approve the amendment of      / / FOR   / / AGAINST  / / ABSTAIN
   Article 4 of the Restated Articles
   of Incorporation

3. Proposal to approve the 1997              / / FOR   / / AGAINST  / / ABSTAIN
   Incentive Shares Plan


    The undersigned hereby acknowledges receipt of Notice of said Annual Meeting and accompanying Proxy Statement, dated December 6, 1996.


    THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.




                                  Dated this ____ day of ______________, 199__.

                                  _____________________________________________

                                  _____________________________________________
If address appearing above        (If Stock is owned in joint names all owners
is incorrect, kindly make         must sign).
correction.

                                   APPENDIX

     Page 11 of the printed proxy contains a Performance Graph comparing cumulative total returns for the five year period ended September 30, 1996. The information contained in said graph is depicted in the table immediately following the graph.